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                            August 7, 2023

       Gregory Swan
       Chief Financial Officer
       IperionX Limited
       129 W Trade Street
       Suite 1405
       Charlotte, NC 28202

                                                        Re: IperionX Limited
                                                            Registration
Statement on Form F-3
                                                            Filed July 28, 2023
                                                            File No. 333-273519

       Dear Gregory Swan:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Claudia
Rios, Staff Attorney, at (202) 551-8770 with any questions.




                            Sincerely,


                            Division of Corporation Finance

                            Office of Energy & Transportation
       cc:                                              Eric Scarazzo, Esq.